Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DigitalFX International, Inc.
(formerly Qorus.com Inc.)

We hereby consent to the inclusion in the foregoing Amendment No. 3 to the Registration Statement on Form SB-2 of our report dated March 7, 2007 relating to the consolidated financial statements of DigitalFX International, Inc. (formerly Qorus.com Inc.) and Subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005 which appears in the DigitalFX International, Inc. Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 19, 2007. We also consent to the reference to our Firm under the caption “Experts.”

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A. Certified Public Accountants

Los Angeles, California
May 11, 2007